AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 2008

Registration No. 333-144620

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Castwell Precast Corporation

(Name of Small Business Issuer in its Charter)

NEVADA (State or Other Jurisdiction of Incorporation or Organization)	1770 (Primary Standard Industrial Classification Code Number)	20-2722022 (I.R.S. Employer Identification Number)

5641 South Magic Drive

Murray, Utah 84107

(801) 599-5443

(Address and telephone number of Principal Executive Offices)

Same as Above

(Address of Principal Place of Business or Intended Principal Place of Business)

Jason T. Haislip

5641 South Magic Drive

Murray, Utah 84107

(801) 599-5443

(Name, Address and Telephone Number of Agent for Service)

copies to:

Mark N. Schneider, Esq.

Mark N. Schneider, A Professional Corporation

4764 South 900 East, Suite 3-C

Salt Lake City, Utah 84117

Telephone: (801) 263-3576

Fax: (801) 685-0949

_________________________________

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock Par Value $0.001	1,000,000	$0.15	$150,000	$4.61

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject To Completion, Dated January 23, 2008

The information contained in this prospectus is not complete and may be changed.

We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

1,000,000 Shares

Castwell Precast Corporation

Common Stock

$ 0.15 Per Share

This is an initial public offering of shares of common stock of Castwell Precast Corporation, a Nevada corporation, par value $0.001 (the “Shares”). We are offering up to 1,000,000 Shares at an offering price of $0.15 per Share. The offering is being conducted on a “best efforts, 800,000 Shares minimum, 1,000,000 Shares maximum” basis. The minimum purchase by any person subscribing for the purchase of Shares is 2,000 Shares, unless waived by us. Each subscriber will be required to represent that the dollar amount of such subscriber’s subscription does not exceed 10% of such subscriber’s net worth, excluding principal residence, furnishings and automobiles. There is no assurance that all or any of the Shares will be sold. Our officers and directors and their affiliates may purchase Shares in the offering and such purchases will count toward the sale of the minimum number of Shares. The offering will continue until the earlier of the date all offered Shares have been sold or three months from the date of this Prospectus (unless extended by us for one additional month). Proceeds from the sale of Shares will be deposited in a segregated escrow account maintained for this offering by Colonial Stock Transfer Co., Inc. as escrow agent for Castwell Precast Corporation, 66 Exchange Place, Suite 100, Salt Lake City, Utah 84111, until subscriptions for at least 800,000 Shares have been received. If we do not sell 800,000 Shares within three months of the date of this Prospectus (unless extended by us for one additional month), all proceeds received will be returned promptly to subscribers without paying interest or deducting any expenses of the offering. Subscribers will not have the use of their funds, will not earn interest on funds held in escrow and will not be able to obtain the return of funds placed in escrow until the offering period expires, which may be up to four months. The Shares are being offered through Jason T. Haislip, an officer and director of the Company, who will not receive any additional compensation for such activities. Mr. Haislip will be registered as the Company’s “issuer agent” with the Utah Securities Division. No broker-dealer is participating in this offering and no sales commissions will be paid to any person in connection with this offering.

There is currently no trading market for our Shares and there can be no assurance that any trading market will develop in the future.

An investment in our stock is extremely speculative and involves several significant risks. You are cautioned not to invest unless you can afford the loss of your entire investment. We urge you to read the “Risk Factors” section of this Prospectus beginning on page 3, and the rest of this Prospectus, before making an investment decision.

	Offering Price to Public(1)	Proceeds to Company(2)
Per share	$0.15	$0.15
Total:
Minimum Offering	$120,000	$120,000
Maximum Offering	$150,000	$150,000

(1) The offering price of $0.15 per Share has been arbitrarily determined by us. The offering price bears no relation to the assets or book value of the Company or to any other recognized criteria of value.

(2) The proceeds to the Company do not reflect the deduction of expenses of this offering, estimated at $34,000.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January [__], 2008.

Table of Contents

Page
Prospectus Summary	2
Risk Factors	3
Forward-Looking Statements	5
Market for Common Stock and Dividend Policy	6
Special Sales Practice Requirements for Penny Stocks	6
Use of Proceeds	6
Dilution	7
Management’s Discussion and Analysis of Financial Condition and Results of Operations	8
Business	11
Management	14
Executive Compensation	15
Certain Relationships and Related Transactions	15
Principal Stockholders	18
Description of Capital Stock	19
Plan of Distribution	20
Where You Can Find Additional Information	20
Legal Matters	20
Experts	20
Financial Statements	F-1

Prospectus Summary

This Prospectus summary contains an overview of the information from this Prospectus, but may not contain all of the information that is important to you. This Prospectus includes specific terms of the offering of our Shares of common stock and summary information about our business and financial data. We encourage you to read this Prospectus, including the “Risk Factors” section beginning on page 3, in its entirety before making an investment decision.

Castwell Precast Corporation

We manufacture and install precast concrete window wells for new and existing residential properties in the Salt Lake City, Utah Metropolitan Area. We conduct our operations through our wholly owned subsidiary, Castwell Precast, Inc., a Utah corporation.

Our Address

Our executive offices are currently located at the residence of our secretary/treasurer at 5641 South Magic Drive, Murray, Utah 84107, where our telephone number is (801) 599-5443. We also lease an approximately 4,000 square foot manufacturing and warehouse facility located at 4131 South 420 West, Murray, Utah.

The Offering

Offering Price:	$0.15 per Share

Shares of common stock offered:

Minimum Offering	800,000 shares
Maximum Offering	1,000,000 shares

Common stock to be outstanding after the offering:

Minimum Offering	3,608,348 shares
Maximum Offering	3,808,348 shares

Use of Proceeds                                                                                  We plan to use the net proceeds from this offering to acquire additional equipment, pay our general and administrative expenses and for use as working capital. See “Use of Proceeds.”

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Plan of Distribution                                                                             The offering is being conducted on a “best efforts, 800,000 Shares minimum, 1,000,000 Shares maximum” basis. The minimum purchase by any investor is 2,000 Shares, unless waived by us. There is no assurance that all or any of the Shares will be sold. Our officers and directors and their affiliates may purchase Shares in the offering and such purchases will count toward the sale of the minimum number of Shares. The offering will continue until the earlier of the date all offered Shares have been sold or three months from the date of this Prospectus (unless extended by us for one additional month). Proceeds from the sale of Shares will be deposited in a segregated escrow account maintained for this offering by Colonial Stock Transfer Co., Inc. as escrow agent for Castwell Precast Corporation, 66 Exchange Place, Suite 100, Salt Lake City, Utah 84111, until subscriptions for at least 800,000 Shares have been received. If we do not sell 800,000 Shares within three months of the date of this Prospectus (unless extended by us for one additional month), all proceeds received will be returned promptly to subscribers without paying interest or deducting any expenses of the offering. Subscribers will not have the use of their funds, will not earn interest on funds held in escrow and will not be able to obtain the return of funds placed in escrow until the offering period expires, which may be up to four months. The Shares are being offered through Jason T. Haislip, an officer and director of the Company, who will not receive any additional compensation for such activities. Mr. Haislip will be registered as the Company’s “issuer agent” with the Utah Securities Division. No broker-dealer is participating in this offering and no sales commissions will be paid to any person in connection with this offering. See “Plan of Distribution.” In accordance with requirements imposed by the Utah Securities Division, each person subscribing for the purchase of Shares will be required to represent in his, her or its subscription agreement for the Shares that the dollar amount of such subscriber’s subscription does not exceed 10% of such subscriber’s net worth, excluding principal residence, furnishings and automobiles.

Dilution

The purchase of our Shares will result in substantial and immediate dilution to the purchasers in the offering in the amount of approximately $0.109 per Share, or 72.7% of the offering price, if the minimum number of Shares is sold, and $0.103 per Share, or 68.7% of the offering price, if the maximum number of Shares is sold. See “Dilution.”

Risk Factors

An investment in our Shares is extremely speculative and involves significant risks. You are cautioned not to purchase our Shares unless you can afford to lose your entire investment. You should carefully consider the following risk factors before you decide to buy our Shares. You should also carefully read and consider all the information we have included in this Prospectus before you decide to buy our Shares.

Our financial statements contain a going concern qualification indicating that we do not have the necessary working capital for our planned activity which raises doubts about our ability to continue as a going concern.

Our annual audited financial statements contain a going concern qualification indicating that we do not have the necessary working capital for our planned activity and stating that this raises doubts about our ability to continue as a going concern. As of December 31, 2006, we had only $19,714 in the form of cash and accounts receivable, equipment with a net carrying

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value of $65,212 after depreciation, and no liabilities. As of September 30, 2007, we had only $9,832 in the form of cash and accounts receivable, equipment with a net carrying value of $56,976 after depreciation, and current liabilities of $3,747. We have not entered into any agreements or arrangements for the provision of additional debt or equity financing and there can be no assurance that we would be able to obtain additional debt or equity capital should it be required in order to continue our operations. There can be no assurance that our current working capital will be adequate to allow us to continue to implement our business plan or that we will be able to continue as a going concern.

We were incorporated in March 2005, have not achieved profitable operations and there can be no assurance that we will be able to operate at a profit in the future.

We were relatively recently incorporated on March 25, 2005. We incurred a net loss of $55,571 for the approximately nine months ended December 31, 2005, a net loss of $8,700 for the fiscal year ended December 31, 2006 and a net loss of $21,865 for the nine month period ended September 30, 2007. There can be no assurance that we will be able to operate at profit in the future.

Our operations will be subject to various risks including, but not limited to, downturns in the residential housing market which could reduce the demand for our products and have a material adverse effect on our business and financial condition.

Our success will depend on our ability to grow our operations and increase our profitability as our revenues begin to exceed our costs of operation. Our operations will be subject to various risks including, but not limited to, downturns in the residential housing market, particularly the market for newly constructed residences, which could reduce the demand for our products and have a material adverse effect on our business and financial condition.

We depend on our officers and the loss of their services would have an adverse effect on our business.

We are dependent on our officers, particularly our president and treasurer, Jason T. Haislip, to operate our business and the loss of any of such persons would have an adverse impact on our operations until such time as they could be replaced, if they could be replaced. We do not have employment agreements with our officers and we do not carry key man life insurance on their lives. (See “Management.”)

We arbitrarily established our offering price for the Shares, such price bears no relationship to our assets, earnings, book value or other criteria of value and you may not be able to liquidate the Shares at such offering price or at all.

We arbitrarily established the offering price of our Shares in order for us to raise a maximum amount of approximately $150,000 in this offering. The offering price bears no relationship to our assets, earnings, book value, or other criteria of value. There can be no assurance that the offering price represents the fair market value of the Shares, or that you will be able to sell the Shares in the future at a price that is at or above the offering price or that you will be able to sell the Shares at all.

There is currently no market for our stock and there is no assurance that any market will develop in the future, which means a purchaser in the offering may not be able to resell the Shares in the future.

There is currently no trading market for our stock and no assurances can be given that any trading market will develop in the future. The purchase of our Shares must be considered an “illiquid” investment and a purchaser may not be able to resell the Shares in the future. (See “Market for Common Stock and Dividend Policy”).

Our stock will be subject to special sales practice requirements that could have an adverse impact on any trading market that may develop for our stock.

Our Shares will be subject to special sales practice requirements applicable to “penny stocks” which are imposed on broker-dealers who sell low-priced securities of this type. These rules may be anticipated to affect the ability of broker-dealers to sell our stock, which may in turn be anticipated to have an adverse impact on the market price for our stock if and when a trading market should develop. (See “Special Sales Practice Requirements with Regard to “Penny Stocks.”)

Our officers and directors will own a majority of our issued and outstanding shares following the offering and you will have little or no ability to elect directors or influence corporate matters

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Immediately following this offering, our officers and directors, will beneficially own 55.4% of our outstanding common stock if the minimum number of shares is sold and 52.5% of our common stock if the maximum number of shares is sold. Such persons will able to determine the outcome of actions taken by us that require stockholder approval. For example, they will be able to elect all of our directors and control the policies and practices of the Company. (See “Principal Stockholders.”)

Immediately following the offering, the net tangible book value per share of our common stock will be substantially less than the offering price which means you will experience substantial and immediate dilution in the purchase price paid by you.

Investors purchasing Shares in this offering will incur immediate, substantial dilution of approximately $0.109 per share, or 72.7%, if the minimum number of shares is sold, and $0.103 per Share, or 68.7%, if the maximum number of shares is sold, from the net tangible book value per Share as of September 30, 2007. (See “Dilution.”)

The current stockholders may be able to sell their shares under Rule 144 in the future, which may have an adverse impact on any trading market that may develop for our common stock.

On December 30, 2007, all of the 2,808,348 issued and outstanding shares of the Company’s common stock will have been issued more than two years ago and will become eligible for sale pursuant to Rule 144 adopted under the Securities Act after we have been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act for at least 90 days, which will occur 90 days following the date of this Prospectus. As a result, commencing 90 days after the date of this Prospectus, non-affiliates will be able to sell their shares in any market which may develop for the Company’s common stock without limitation. For shareholders who are “affiliates” of the Company, which generally includes officers, directors and 10% or greater shareholders, Rule 144 generally requires that they not make any sales unless the Company is current in the filing of periodic reports with the SEC, that they file notices on Form 144 with respect to such sales, and that their public sales of restricted securities do not exceed the greater of 1% of the Company’s issued and outstanding shares of common stock or 1% of the average trading volume on a national exchange during the preceding four weeks. The possibility of sales under Rule 144 may, in the future, have a depressive effect on the price of the Company’s securities in any market which may develop. The 2,150,000 shares of the Company’s common stock held by Amie Martindale and Jason T. Haislip are also subject to the requirements of a Promotional Shares Lock-In Agreement with the Company and such persons are required to sell their shares in accordance with the requirements of such agreement until such time as it has terminated. (See “Certain Relationships and Related Transactions: Promotional Shares Lock-In Agreement.”)

Forward-Looking Statements

This prospectus contains statements about the future, sometimes referred to as “forward-looking” statements. Forward-looking statements are typically identified by the use of the words “believe,” “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “intend” and similar words and expressions. Statements that describe our future strategic plans, goals or objectives are also forward-looking statements. Any forward-looking statements, including those regarding our or our management’s current beliefs, expectations, anticipations, estimations, projections,

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proposals, plans or intentions, are not guarantees of future performance or results or events and involve risks and uncertainties, such as those discussed below.

The forward-looking statements are based on present circumstances and on our predictions respecting events that have not occurred, that may not occur or that may occur with different consequences and timing than those now assumed or anticipated. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors discussed above. These cautionary statements are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus.

Market for Common Stock and Dividend Policy

There is no trading market for our common stock and no assurances can be given that any trading market will develop in the future. Subject to the successful completion of this offering, we intend to take steps to have our common stock quoted on the OTC Bulletin Board, although no assurances can be given that we will be successful in doing so. We arbitrarily established the offering price for our Shares in order for us to raise a maximum amount of approximately $150,000 in this offering. The offering price bears no relationship to our assets, earnings, book value, or other criteria of value. There can be no assurance that the offering price represents the fair market value of the Shares, or that you will be able to sell the Shares in the future at a price that is at or above the offering price or that you will be able to sell the Shares at all.

We do not have any equity compensation plans.

We are offering a maximum of 1,000,000 Shares and a minimum of 800,000 Shares in this offering. We have one outstanding common stock purchase warrant that entitles the holder to acquire up to 100,000 shares of our common stock at any time prior to November 14, 2012 at a price of $0.10 per share and grants such holder “piggy back” registration rights, or the right to include such shares in certain registration statements filed by the Company with respect to other shares of Company stock, that generally only become effective after we have completed a public offering of more than $1,000,000 of our securities or a merger with a publicly traded company.

On December 30, 2007, all of the 2,808,348 issued and outstanding shares of the Company’s common stock will have been issued more than two years ago and will become eligible for sale pursuant to Rule 144 adopted under the Securities Act after we have been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act for at least 90 days, which will occur 90 days following the date of this Prospectus. As a result, commencing 90 days after the date of this Prospectus, non-affiliates will be able to sell their shares in any market which may develop for the Company’s common stock without limitation. For shareholders who are “affiliates” of the Company, which generally includes officers, directors and 10% or greater shareholders, Rule 144 generally requires that they not make any sales unless the Company is current in the filing of periodic reports with the SEC, that they file notices on Form 144 with respect to such sales, and that their public sales of restricted securities do not exceed the greater of 1% of the Company’s issued and outstanding shares of common stock or 1% of the average trading volume on a national exchange during the preceding four weeks. The possibility of sales under Rule 144 may, in the future, have a depressive effect on the price of the Company’s securities in any market which may develop. The 2,150,000 shares of the Company’s common stock held by Amie Martindale and Jason T. Haislip are also subject to the requirements of a Promotional Shares Lock-In Agreement with the Company and such persons are required to sell their shares in accordance with the requirements of such agreement until such time as it has terminated. (See “Certain Relationships and Related Transactions: Promotional Shares Lock-In Agreement.”)

We have never paid cash dividends on our common stock and do not anticipate that we will pay dividends in the foreseeable future.

Special Sales Practice Requirements with Regard to “Penny Stocks”

To protect investors from patterns of fraud and abuse that have occurred in the market for low priced securities commonly referred to as “penny stocks,” the SEC has adopted regulations that generally define a “penny stock” to be any equity security having a market price (as defined) less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions. Since our stock is being offered at a price of $0.15 per share, if any trading market should develop for our stock it is likely that the market price for our stock will be well below $5.00 per share and that our stock will be subject to the “penny stock” regulations. As a result, if a market should develop for our common stock, broker-dealers selling our common stock will be subject to additional sales practices when they sell our stock to persons other than established clients and “accredited investors.” For transactions covered by these rules, before the transaction is executed, the broker-dealer must make a special customer suitability determination, receive the purchaser’s written consent to the transaction and deliver a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose

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the commission payable to both the broker-dealer and the registered representative taking the order, current quotations for the securities and, if applicable, the fact that the broker-dealer is the sole market maker and the broker-dealer’s presumed control over the market. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Such “penny stock” rules may restrict trading in our common stock and may deter broker-dealers from effecting transactions in our common stock.

Use of Proceeds

We estimate that the net proceeds to us from the sale of Shares in this offering, after deducting estimated offering expenses of approximately $34,000, will be approximately $86,000 if the minimum number of shares is sold and $116,000 if the maximum number of shares is sold.

We will use the net proceeds of this offering to supplement our existing resources to acquire additional equipment, pay general and administrative expenses including compensation to our officers, and for working capital. The following table illustrates our estimated use of proceeds from this offering during the twelve month period following the offering based on the sale of the minimum and maximum number of Shares, respectively. It is emphasized that such estimated use of proceeds is subject to change based on the actual acquisition costs of the equipment acquired, the portion of the acquisition costs that are financed, changes in our business and other factors.

Approximate Amount
Of Net Proceeds
Proceeds Used For	Minimum	Maximum
General and Administrative expenses(1)	$ 37,000	$ 42,000
Steel Molds(2)	$ 6,000	$ 18,000
Fork Lift (Used)	$ 15,000	$ 15,000
Working Capital	$ 28,000	$ 41,000
TOTAL	$ 86,000	$116,000

(1) Includes $27,000 for payment of a portion of compensation to officers with the estimated $19,000 balance for officer compensation planned for payment from operating income.

(2) Steel molds are custom made and are estimated to cost approximately $6,000 per mold. If the minimum number of Shares is sold, we plan to acquire only one additional mold. If the maximum number is sold, we plan to acquire up to three additional molds.

Until such time as the net offering proceeds are spent, they will be invested in short-term investment grade, interest-bearing securities or guaranteed obligations of the U.S. government.

Dilution

Our net tangible book value on September 30, 2007 was $63,061 or approximately $0.022 per share. “Net tangible book value” is our total assets minus the sum of our liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding before the offering.

After giving effect to the sale of the minimum 800,000 shares in this offering at an offering price of $0.15 per share and the receipt of net proceeds in the assumed amount of $86,000, our pro forma net tangible book value on September 30, 2007 would have been $149,061, or $0.041 per share. This represents an immediate increase in the tangible book value of $0.019 per Share to existing stockholders and an immediate dilution of $0.109 per Share, or 72.7%, to purchasers in this offering.

After giving effect to the sale of the maximum 1,000,000 shares in this offering at an offering price of $0.15 per share and the receipt of net proceeds in the assumed amount of $116,000, our pro forma net tangible book value on September 30, 2007 would have been $179,061, or $0.047 per share. This represents an immediate increase in the tangible book value of $0.025 per Share to existing stockholders and an immediate dilution of $0.103 per Share, or 68.7%, to purchasers in this offering.

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The following table illustrates the dilution of a new investor’s equity in a Share of common stock:

	Assuming Minimum Sold	Assuming Maximum Sold
Public offering price per share	$0.150	$0.150
Net tangible book value per share as of September 30, 2007	$0.022	$0.022
Increase in net tangible book value per share attributable to the offering	$0.019	$0.025
Pro forma net tangible book value per share as of September 30, 2007 after giving effect to the offering	$0.041	$0.047
Dilution per share to new investors in the offering	$0.109	$0.103

The following table shows the difference between existing stockholders and new investors with respect to the number of Shares purchased, the total consideration paid and the average price paid per share.

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Minimum Offering:
Existing stockholders	2,808,348	77.8%	$ 154,835(1)	56.3%	$0.055
New investors	800,000	22.2%	$120,000	43.7%	$ 0.15
Total	3,608,348	100.0%	$274,835	100.0%	$0.762
Maximum Offering:
Existing stockholders	2,808,348	73.7%	$ 154,835	50.8%	$0.055
New investors	1,000,000	26.3%	$150,000	49.2%	$ 0.15
Total	3,808,348	100.0%	$304,835	100.0%	$ 0.08

(1) Includes the contribution of property and equipment valued at $54,000.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with our financial statements, which are included elsewhere in this prospectus. The following information contains forward-looking statements. (See “Forward Looking Statements” and “Risk Factors.”)

General

We were relatively recently incorporated on March 25, 2005 to engage in the business of manufacturing and installing precast concrete window wells. In connection with our organization, we sold 2,000,000 shares of our common stock to two officers and founding stockholders, for consideration of $74,000, consisting of $20,000 in cash and the contribution of property and equipment with an agreed upon value of $54,000. Subsequently, from May through July 2005, we sold an additional 380,000 shares to three persons for $38,000 in cash and in December 2005 we issued 428,348 shares to two creditors as payment for loans with an aggregate outstanding balance of $42,835 including principal and interest. In November 2005, we also issued a seven-year warrant to one of such creditors entitling it to purchase up to 100,000 shares of our common stock at an exercise price of $0.10 per share as additional consideration for a loan. Although we have not yet operated on a profitable basis, the cash received from such financing activities during 2005 has been sufficient to sustain our operations through September 30, 2007 and we have not sold any additional shares of stock or borrowed any funds since 2005.

Our executive offices are located at the residence of our president and treasurer for which we pay no rent and our operations are conducted at a leased facility consisting of approximately 4,000 square feet which we rent on a month-to-month basis for a monthly rental of $1,600, plus utilities. Our operations involve the manufacture, sale and installation of decorative pre-cast concrete window wells. Substantially all of such work is performed by our officers with limited marketing assistance from an independent contractor. To date, we have not operated on a profitable basis. We plan to use the proceeds from this offering primarily to increase our capacity by acquiring additional equipment for use in the manufacture and installation of our products and increasing our working capital.

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During late 2005 and early 2006, we experienced sluggish window well sales due to unusually cold weather that caused the ground to be frozen for days at a time thereby slowing construction and preventing the installation of window wells. During this period, we supplemented our income by providing rough-in framing services for new construction. We terminated our performance of framing services near the end of the first fiscal quarter of 2006, when Mathew Martindale, our former president, and Jason Haislip, our current president and treasurer, formed a separate company named TMJ Framing & Finish, Inc. to perform construction framing services. At that time, Mathew Martindale began to split his time between the two companies and Castwell focused exclusively on the sale and installation of window well products. As a result, during the first fiscal quarter of 2006, which was the period during which most of the framing services were performed, we had a mix of revenues, with framing services providing service-based revenue that had no associated cost of goods sold and our window well sales providing sales revenues that were reduced by the cost of the raw materials. As a result, it is difficult to compare the results of operations for the nine months ended September 30, 2007 to the nine months ended September 30, 2006.

Nine Month Period Ended September 30, 2007 Compared to Nine Month Period Ended September 30, 2006

During the nine month period ended September 30, 2007, our revenues were $118,316 compared to revenues of $111,717 for the fiscal quarter ended September 30, 2006, an increase of approximately $6,599 or 5.9%. The increase is primarily attributable to increased product sales. During the first nine months of 2007, our gross profit was $59,327 or 50.1% of revenues compared to a gross profit for the first nine months of 2006 of $70,766 or 63.3% of revenues, a decrease of $11,439 or 16.2%. The decrease is primarily attributable to the additional revenues during the first quarter of 2006 from construction framing services discussed above which were not repeated in 2007 and an increase in costs of goods sold in 2007 of approximately $18,038 resulting from the increased window well sales, which require the purchase of raw materials.

During the nine months ended September 30, 2007, our total operating expenses were $81,192 compared to operating expenses of $91,355 for the for the nine months ended September 30, 2006, a decrease of approximately $10,163 or 11.1%. The decrease is primarily attributable to an approximately $12,463 reduction in the costs of supplies in 2007 as compared to 2006 which was offset by an approximately $1,444 increase in insurance costs in 2007.

During the nine months ended September 30, 2007, our net loss was $21,865 compared to a net loss of $20,589 for the first nine months of 2006. The increase in net loss was primarily attributable to the $11,439 reduction in gross profit discussed above, which more than offset the $10,163 decrease in total operating expenses.

Partial Year Operations During 2005

It is important to note that the results of our operations for 2005 consist of operations from the date of our incorporation on March 25, 2005 through the end of the year. In addition, since we established and commenced our operations during that period, the actual operating period was shorter than nine months. As a result, it is difficult to compare year over year data from our 2005 fiscal year to our 2006 fiscal year.

2006 Compared to 2005

During the fiscal year ended December 31, 2006, our revenues were $146,688 compared to revenues of $79,449 for the approximately nine months of operations in fiscal 2005, an increase of approximately $67,239 or 85%. The increase is primarily attributable to the shorter operating period during fiscal 2005. In addition, by 2006, we had completed the initial implementation of our business and our officers were able to devote more time to product sales. We also believe we received additional sales during 2006 as a result of word of mouth from previous customers. During the 2006 fiscal year, our gross profit was $91,428 or 62.3 % of revenues compared to a gross profit for the nine months of operations during fiscal 2005 of $46,494 or 58.6% of revenues.

During the fiscal year ended December 31, 2006, our total operating expenses were $100,128 compared to operating expenses of $107,703 for the approximately nine months of operations during fiscal 2005, a decrease of approximately $7,575 or 7%. The comparison is made more significant by the fact that our operating expenses for a full year in 2006 were less than our operating expenses for the shorter operating period during fiscal 2005. We believe the decrease is also attributable to one-time costs incurred in connection with the commencement of our operations in 2005 which were not repeated in 2006, such as contractor licensing expenses, as well as decreases in operating costs during 2006 as our operations became more efficient.

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During the fiscal year ended December 31, 2006, our net loss was $8,700 compared to a net loss of $61,209 for the partial year of operations during fiscal 2005. The decrease in net loss was primarily attributable to the increase in revenues and reduction of operating expenses discussed above.

Liquidity and Capital Resources

On a consolidated basis, as of December 31, 2006, we had current assets in the form cash and receivables in the amount of $19,714 and no liabilities, which resulted in working capital in the amount of $19,714. As of September 30, 2007, we had cash and receivables in the amount of $9,832 and liabilities in the amount of $3,747, which resulted in working capital of $6,085. The $13,629 decrease in working capital from December 31, 2006 to September 30, 2007 is the result of our operating loss during such period and the absence of any financing activities during such period.

If we are successful in selling the minimum number of shares in this offering, we will receive net proceeds of approximately $86,000. If the maximum number of shares is sold, we will receive net proceeds of approximately $116,000. We anticipate that the net proceeds from the offering together with our revenues and our existing assets will be sufficient to permit us to continue our business plan and conduct our operations for a period of at least twelve months. If the offering is not successful, we anticipate that we will be required to obtain additional debt or equity financing in order to sustain our operations. We have not entered into any agreement or arrangement for the provision of such additional financing and no assurances can be given that any such financing will be available to us on acceptable terms, or at all.

Cash Flows

Operating Activities

Net cash used by operating activities was $5,840 for the 2006 fiscal year, which is a decrease of $49,957 from $55,797 used during the period from inception through December 31, 2005. The decrease results primarily from our acquisition of assets in 2005 in connection with the commencement of our business that was not repeated in 2006.

Net cash provided by operating activities was $3,670 for the nine months ended September 30, 2007, which is an increase of $7,637 from net cash used by operating activities of $3,967 during the nine months ended September 30, 2006. The increase is primarily attributable to a $4,651 increase in changes in accounts receivable and a $4,262 increase in changes in accounts payable in 2007, both resulting from the Company’s increased sales of window wells during 2007 as compared to 2006.

Investing Activities

Net cash used by investing activities was $0 in 2006, which is a decrease of $4,419 from $4,419 used during the period from inception through December 31, 2005. The decrease in net cash used in investing activities is primarily the result of equipment purchases during 2005 that were not repeated in 2006.

Net cash used by investing activities was $782 during the nine months ended September 30, 2007, which is an increase of $782 from $0 used by investing activities during the comparable period of 2006. The increase is the result of $782 in equipment purchases in 2007 as compared to no equipment purchases during the corresponding period of 2006.

Financing Activities

Net cash provided by financing activities was $0 in 2006, which is a decrease of $73,000 from the $73,000 provided by financing activities during the period from inception through December 31, 2005. The decrease is the result of the Company’s sale of $58,000 of securities for cash and receipt of loan proceeds of $15,000 during 2005, which provided the Company with adequate operating capital through December 31, 2006 and no additional financing activities were conducted during 2006.

The Company did not receive any cash from financing activities during the nine months ended September 30, 2007 or 2006 and consequently did not use any cash from financing activities during either period. The financing activities conducted during 2005 provided the Company with adequate operating capital through September 30, 2007 and no additional financing activities have been conducted since 2005.

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Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Revenue Recognition

The Company recognizes revenue upon delivery of its precast concrete products.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. As of September 30, 2007, the Company had a zero balance in the allowance for doubtful accounts.

Depreciation

The Company’s fixed assets consist mainly of machinery and equipment used to produce the concrete products it uses in its operations. The Company provides for depreciation of its equipment by the straight-line method, using an estimated useful life of 7 years.

Basic and Diluted Earnings (Loss) Per Share

In accordance with SFAS No. 128, “Earnings per Share,” the basic earnings (loss) per common share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share is computed similarly to basic earnings (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of September 30, 2007 and 2006, the Company did not have any dilutive common stock equivalents.

Income Taxes

On September 30, 2007, the Company had a net operating loss available for carry forward of $91,774. The tax benefit of approximately $32,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful as the Company has been unable to establish a projection of operating profits for future years. The loss carryover will begin to expire in 2025.

Recent Accounting Pronouncements

Management believes that the adoption of any new relevant accounting pronouncements will not have a material effect on the Company’s results of operations or its financial position.

Business

General

Castwell Precast Corporation was incorporated under the laws of Nevada on March 25, 2005. In connection with our organization, we sold 2,000,000 shares of our common stock to two founding stockholders for $74,000, consisting of $20,000 in cash and the contribution of property and equipment with an agreed value of $54,000. Subsequently, from May through July 2005, we sold an additional 380,000 shares to three persons for $38,000 in cash and in December 2005 we issued 428,348 shares to two creditors in connection with their conversion of $42,835 of outstanding debt to equity. In November 2005, we also issued a seven-year warrant to a creditor entitling it to purchase up to 100,000 shares of our common stock at an exercise price of $0.10 per share as additional consideration for a loan. We conduct our operations through our wholly owned subsidiary, Castwell Precast, Inc., a Utah corporation, that was also incorporated in March 2005.

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Unless otherwise indicated, Castwell Precast Corporation and Castwell Precast, Inc. are collectively referred to throughout this Prospectus as “we”, “us” or the “Company.”

We are engaged in the business of manufacturing and installing decorative window wells made from precast concrete. Our window wells are molded on the interior side to resemble a natural stone pattern that is more pleasing to the eye than the typical corrugated metal or fiberglass product. In addition, we believe the strength and durability of concrete make our window wells superior to those manufactured from galvanized steel, aluminum, fiberglass or similar materials which may buckle, shift or break over time and, in the case of composite and fiberglass, are subject to warping or fading as a result of prolonged exposure to sunlight. Our window wells are designed for long term use and are bolted to the foundation of the home at the time of installation to prevent future settling or movement. Our window wells are available in natural concrete which provides a neutral background and increases the amount of light reflected into the basement as well as a variety of colors that will match the window well to a desired color scheme and provide additional contrast to accentuate the illusion of real stone. We also offer ladders and covers that have been custom made to fit our line of window wells.

The Industry

Window wells are structures that are placed around basement windows to protect them from caving earth and soil build-up. Window wells are also designed to provide light and ventilation to the basement area and, in some cases, to provide an exit from the basement in the event of an emergency. In order to be effective, we believe window wells should extend from several inches below the sill of the basement window to a height that is approximately 4 to 6 inches above grade level. Window wells range in size from small wells whose function is solely to protect a smaller size basement window to large wells designed to provide egress to the outdoors in the event of an emergency. Window wells are governed by local building codes which generally require at least one means of emergency escape from a basement location. Window wells designed to serve as escape or rescue windows must meet the minimum requirements for length, width and accessibility and must be equipped with a ladder or steps if they exceed a certain height. All of our window wells meet the minimum size required for an egress window well in accordance with Salt Lake County, Utah regulations.

Our Products

All of our window wells are made of precast concrete with the interior side molded to resemble natural stone. We manufacture window wells in the following five standard sizes: 6 feet wide, 5.5 feet tall; 5 feet wide, 5.5 feet tall; 5 feet wide, 4.5 feet tall; 4 feet wide, 5.5 feet tall; and 3 feet wide, 5 feet tall. Our window wells have built in bolts for attaching them to the foundation and built in fork lift ports to facilitate moving and loading the products. Our window wells can be ordered in natural concrete tones or a variety of colors that are produced by adding stains to the concrete before it is poured. Our window wells range in price from approximately $400 to $500 each and we typically include installation if the purchaser buys three or more window wells for simultaneous delivery. We also offer custom steel ladders ranging in price from approximately $85 to $105 based on the type of paint finish, and window well covers ranging in price from approximately $230 to $270 based on paint finish. Covers are generally required by building codes for window wells located within three feet of a walking area and ladders are required for window wells with a depth greater than 3 feet.

Manufacturing

We manufacture all of our window wells at our approximately 4,000 square foot manufacturing and warehouse facility in Murray, Utah. We currently use five molds to manufacture window wells in five different dimensions. Each mold is constructed of two pieces of heavy steel which are pinned together to permit pouring of the concrete and are separated when the concrete has hardened so the finished window wells can be removed. One side of the mold is lined with a sculptured rubber mat that creates the appearance of natural stone on that side of the mold. The manufacturing process is a simple one that involves assembling the molds, placing wire mesh, steel and the attaching bolts in the molds, filling the molds with concrete, and disassembling the molds after the concrete has hardened. We purchase our concrete from third party cement plants who deliver the concrete in cement trucks capable of pouring it directly into our molds. We purchase the wire mesh, steel and bolt components from local suppliers and believe all of such supplies are readily available from a variety of sources. Once the window wells have been removed from the molds, they are moved and stacked by forklift to await delivery. Since we work only one shift per day, we cannot pour cement more than once per day and our current capacity is limited to a maximum of five window wells per day or twenty-five per week.

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Installation

Our window wells are loaded onto a trailer with a fork lift and transported to the job site. At the job site, the window wells are off-loaded from the truck and moved into position outside each window with the use of a free standing crane or boom truck with a crane mounted on the truck bed. Once placed in position, the window wells are bolted to the foundation and soil is backfilled around the exterior side of the window well. The interior can then be partially filled with gravel and soil or decorative rock if desired. It is the responsibility of the contractor or home owner to prepare the site for installation of the window well. The area around the window well must be excavated to the required dimensions and must have a compacted and level base at the prescribed depth below the window sill. In the typical case, installation takes approximately fifteen to twenty minutes per window well. We currently use our trailer to deliver a maximum of four window wells to a job site and rent a crane or boom truck to install our window wells at the site for a cost of approximately $80 per hour with a two hour minimum charge.

Marketing and Sales

We typically sell our window wells to smaller home builders building specialty homes in the Salt Lake City Metropolitan Area who are willing to pay more for the decorative look and durability of our window wells as compared to the conventional corrugated steel, aluminum or fiberglass models. We don’t employ any salesman or marketing personnel and generally sell our window wells by word of mouth and by “cold calls” to residential contractors. We also pay an 8 to 15% sales commission to one independent window well salesman for selling our window wells to residential contractors. We previously attempted to develop a relationship with larger home builders and developers for the installation of all window wells in a large-scale residential development but found that most large scale developments are budgeted to use cheaper galvanized window wells and are not willing to pay more for our products. During 2006, we installed our window wells in a 40 home residential development and we are currently negotiating to install our products in a 70 home project, but have no plans to do projects larger than that in the near future. We offer price discounts on our products based on the volume purchased. The market for our products varies with the level of construction in the area and is typically slowest during periods of bad weather and below freezing temperatures.

Competition

We compete with a variety of window well manufacturers including manufacturers of the low end, traditional corrugated steel, aluminum or fiberglass models, larger manufacturers of precast concrete models and national manufacturers selling large pre-built systems designed to provide easy emergency ingress and egress to a home. We believe our primary local competitor is O Well and that our national competitors include ScapeWel, Wilbert Precast, Inc., Mar-flex Landscapes and others, although we believe shipping costs make it difficult for out-of-state manufacturers to compete on the basis of price. All of our competitors are better established and have more experience and financial and human resources than do we and there is no assurance that we will be able to compete effectively in our chosen market.

Regulation

We are regulated by local building authorities that issue building permits for the construction of new dwellings and the renovation of existing dwellings. We are also subject to federal and state laws applicable to environmental hazards and hazardous wastes in connection with our manufacturing operations. Applicable environmental laws generally require us to place liners in any dumpsters used to dispose of waste concrete and to dispose of such concrete at a concrete recycling facility. At the present time, the cost of complying with such environmental laws is not significant and environmental laws and regulations do not have a material effect on our business or financial condition.

Employees and Consultants

Our officers are our only employees and we are dependent on their continued service to operate our business. The loss of our officers, particularly our secretary/treasurer, would have a material adverse impact on our business and there is no assurance that we could locate qualified replacements. We have not entered into employment agreements with our officers and we do not carry “key man” life insurance on their lives.

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Offices and Facilities

Our offices are located at the residence of our president and treasurer at 5641 South Magic Drive, Murray, Utah 84107, which space is provided to us without charge. We also lease an approximately 4,000 square foot manufacturing and warehouse facility located at 4131 South 420 West, Murray, Utah, which we lease on a month-to-month basis for a monthly rent of approximately $1,600 plus utilities. We plan to relocate our manufacturing operations on February 1, 2008 to a manufacturing and warehouse facility owned by our vice president and located at 11744 South 2700 West, Riverton, Utah. We estimate that we will use approximately one-third of the facility on a shared basis and will pay a monthly rent of $500 plus our share of utilities. We believe these facilities will be adequate for the operation of our business for at least the next twelve months.

Legal Proceedings

We are not a party to any material legal proceedings, and to our knowledge, no such legal proceedings have been threatened against us.

Management

The following table indicates the name, age, term of office and position held by each of our officers and directors. The term of office for each officer position is for one year or until his or her successor is duly elected and qualified by the board of directors. The term of office for a director is for one year or until his or her successor is duly elected and qualified by the stockholders.

Name	Age	Term Of Office	Positions Held
Jason T. Haislip	34	2008	President, Treasurer and Director
Amie Martindale	25	2008	Secretary and Director
Duane J. Smith	49	2008	Vice President and Director

________________________

Certain biographical information with respect to our officers and directors is set forth below.

Jason T. Haislip, is a founder and principal shareholder of the Company and has served as president from January 10, 2008 to the present, as secretary from March 2005 through January 10, 2008 and as treasurer and a director of the Company since its inception in March 2005. From March 2000 through April 2005, Mr. Haislip was employed by L.N. Curtis & Sons Sales as a sales representative for fire fighting equipment. Mr. Haislip provides services to the Company on a full-time basis and provides services to TMJ Framing on a part time, as needed basis.

Amie Martindale is a founder and principal shareholder of the Company who has served as secretary and a director of the Company since January 10, 2008. Ms. Martindale is and has since November 2004, been self-employed as a hair stylist at McCarty Salon. For approximately three years prior to that time, she was employed by Salon Juliano where she completed an apprenticeship to be a licensed cosmetologist.

Duane J. Smith, was recently appointed as vice president and a director of the Company on January 10, 2008. Mr. Smith is and has for the past ten years been the president and owner of Day & Night Glass, a commercial and residential glass company. Mr. Smith is a licensed general contractor.

Board of Directors

Our board of directors consists of three persons; Jason Haislip, Amie Martindale and Duane Smith. None of our directors is “independent” within the meaning of Rule 4200(a)(15) of the NASDAQ Marketplace because they are officers and employees of the Company.

Our board of directors has not appointed any standing committees, there is no separately-designated audit committee and the entire board of directors acts as our audit committee. The board of directors does not have an independent “financial expert” because it does not believe the scope of the Company’s activities to date has justified the expenses involved in obtaining such a financial expert. In addition, our securities are not listed on a national exchange and we are not subject to the special corporate governance requirements of any such exchange.

Code of Ethics

We have not adopted a Code of Ethics that applies to our executive officers, including our principal executive, financial and accounting officers. We do not believe the adoption of a code of ethics at this time would provide any meaningful additional protection to the Company because we have only three employees, all of whom are officers and directors, and our business operations are not extensive or complex.

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Executive Compensation

Historical Compensation

The following table sets forth certain information regarding the annual and long-term compensation paid to our two executive officers in all capacities for the fiscal years ended December 31, 2006 and 2005. Since were incorporated on

March 25, 2005, fiscal 2005 included a period of approximately nine months. No executive officer of the Company received total annual compensation in excess of $100,000 per year during the 2006 or 2005 fiscal periods.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation	All Other Compen- sation	Total
Mathew Martindale, Former President(1)	2006 2005	$17,262 $19,700	- -	- -	- -	- -	- -	$17,262 $19,700
Jason T. Haislip, President and Treas., and Former Sec. (2)	2006 2005	$18,259 $17,200	- -	- -	- -	- -	- -	$18,259 $17,200

(1)	Mathew Martindale served as president of the Company from its inception in March 2005 through January 10, 2008.
(2)

Jason Haislip served as secretary of the Company from its inception in March 2005 through January 10, 2008, as treasurer from inception in March 2005 through the present and as president from January 10, 2008 to the present.

We have not granted our officers or directors any stock options, stock awards or other forms of equity compensation. We do not currently provide our officers or directors with medical insurance or other similar employee benefits, although we may do so in the future.

We do not have any retirement, pension, profit sharing, or insurance or medical reimbursement plans covering our officers or directors, and we are not contemplating implementing any such plans at this time.

Future Officer Compensation

We have agreed to compensate our officers commencing upon the successful completion of this offering by paying Jason Haislip, president and treasurer, an annual base salary of $40,000 per year and paying Duane Smith, vice president, an annual base salary of $6,000 per year. In addition, both of such persons may be entitled to annual bonuses based on individual and company performance. We will also reimburse our officers for reasonable costs and expenses incurred by them in connection with our business. We may pay additional compensation to our officers in the future, including medical insurance and retirement benefits and increases in compensation, if justified based on the growth of our business and the time such persons are required to devote to our business.

We have not entered into an employment agreement with any of our officers.

Director Compensation

Our directors do not currently receive any compensation for serving in their capacity as directors.

Certain Relationships and Related Transactions

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm’s length negotiations.

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Promoters

The Company was founded and organized by Jason Haislp, our president, treasurer and director, and by Mathew Martindale, or former president and director, who are each considered promoters of the Company. Michael Vanderhoof provided advice and assistance to Messrs. Martindale and Haislip in connection with the Company’s organization and Mr. Vanderhoof may also be considered to be a promoter of the Company. Amie Martindale, the daughter of Michael Vanderhoof, and the spouse of Mathew Martindale, now separated, was the joint owner with Mathew Martindale of assets contributed to the Company in connection with its organization and may also be considered to be a promoter of the Company.

Transactions

In March 2005, in connection with our organization, we issued 1,300,000 shares of our common stock to Mathew Martindale and Amie Martindale in consideration for their contribution to the Company of assets with an agreed net value of $54,000. In January 2008, Mr. Martindale conveyed all his interests in the 1,300,000 shares of the Company's common stock to Amie Martindale. The assets consisted of molds, tools, rebar, wire mesh and window wells which had been acquired by Mr. and Mrs. Martindale from an unrelated third party. As discussed below, in connection with the acquisition of the assets, the Company assumed a $26,000 promissory note that had been given by Mathew Martindale and Amie Martindale to Michael Vanderhoof to finance a portion of the purchase price for the assets. The Martindales had originally agreed to purchase the assets from the third party for a purchase price of $105,000 but the price was subsequently reduced to $84,000 pursuant to negotiations between the parties.

In March 2005, in connection with our organization, we also issued 700,000 shares of our common stock to Jason Haislip for $20,000 in cash.

In connection with our acquisition of assets from Mathew Martindale and Amie Martindale as described above, we assumed a note payable to Michael Vanderhoof, a principal shareholder, in the principal amount of $26,000 bearing interest at 8% per annum. In December 2005, Mr. Vanderhoof converted the outstanding principal balance of such note, together with all accrued and unpaid interest thereon, in the aggregate amount of $27,647 into 276,473 shares of the Company’s common stock at the rate of one share for each $0.10 in debt converted.

In June 2005, we issued Michael Vanderhoof 30,000 shares of our common stock for $3,000 in cash.

In July 2005 we issued Amie Martindale 150,000 shares of our common stock for $15,000 in cash.

In November 2005, we borrowed $15,000 from Cambria Investment Fund, L.P. (“Cambria Investment Fund”) pursuant to the terms of a convertible promissory note bearing interest at ten percent per annum that was convertible into shares of common stock at a price of $0.10 per share. In connection with the transaction, we also issued Cambria Investment Fund common stock purchase warrants entitling it to purchase up to 100,000 additional shares of our common stock at any time prior to November 14, 2012 at a price of $0.10 per share and granted it certain “piggy back” registration rights, or the right to include such shares in certain registration statements filed by the Company with respect to other shares of Company stock, that generally only become effective after we have completed a public offering of more than $1,000,000 of our securities or a merger with a publicly traded company. In December 2005, Cambria Investment Fund converted the outstanding principal balance of such loan together with all accrued and unpaid interest thereon in the aggregate amount of $15,188 into 151,875 shares of the Company’s common stock at the rate of one share for each $0.10 in debt converted. Michael Vanderhoof is a manager of the limited liability company that is the general partner of Cambria Investment Fund

Office Space

Our executive offices are located at the residence of our president and we pay no rent for the use of such space. We reimburse our president for actual out-of-pocket costs incurred on our behalf for paper, copies, long distance telephone charges and similar items used in connection with our operations.

We plan to relocate our manufacturing operations on February 1, 2008 to a manufacturing and warehouse facility owned by our vice president and located at 11744 South 2700 West, Riverton, Utah. We estimate that we will use approximately one-third of the facility on a shared basis and will pay a monthly rent of $500 plus our share of utilities. We believe the terms of such rental arrangement are no less favorable to the Company than those that could be negotiated at arm’s length with an unrelated third party.

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TMJ Framing & Finish, Inc.

From February 2006 through January 2008, Mathew Martindale, our former president and director, and Jason T. Haislip, our current president, treasurer, director and principal stockholder, were also officers, directors and the sole stockholders of TMJ Framing & Finish, Inc. (“TMJ Framing”), a private company providing carpentry and framing services. As a result of such relationships, there existed potential conflicts of interest between the Company and TMJ Framing, such as whether new business opportunities should be presented to the Company or to TMJ Framing and how much time should be devoted by such persons to the Company’s affairs as opposed to the affairs of TMJ Framing. Such potential conflicts of interest were eliminated in January 2008 when Mathew Martindale resigned from his positions as an officer and director of the Company and relinquished any ownership interest in the Company, and Jason Haislip resigned from his positions as an officer and director of TMJ Framing and relinquished any ownership interest in TMJ Framing. As a result, Mr. Haislip now devotes his time and attention to the Company and has no ownership interest or management position with TMJ Framing, and Mr. Martindale now devotes his time and attention to the business and affairs of TMJ Framing and has no ownership interest or management position with the Company.

Promotional Shares Lock-In Agreement

In accordance with requirements imposed by the Utah Securities Division, the Company entered into that certain Promotional Shares Lock-In Agreement (the “Lock-In Agreement”) dated as of December 6, 2007, with Jason Haislip and Mathew Martindale, then officers, directors and principal shareholders of the Company, and Amie Martindale, the spouse of Mathew Martindale and a principal shareholder of the Company (collectively, the “Lock-In Holders”). The Lock-In Agreement generally provides that while the Lock-In Agreement is in effect, the Lock-In Holders will not sell, transfer, hypothecate or otherwise dispose of an aggregate of 2,150,000 shares of the Company’s common stock held by them except: (a) by will, the laws of descent and distribution, the operation of law or by court order; (b) the hypothecation by the estate of a deceased Lock-In Holder to pay the expenses of the deceased person’s estate; and (c) by gift to the Lock-In Holder’s family members as long as the Promotional Shares remain subject to the terms of the Lock-In Agreement. The Promotional Shares will be released from the requirements of the Lock-In Agreement as follows: (a) beginning two years after the completion date of the Offering, 2 ½ % of the Promotional Shares may be released each quarter on a pro rata basis and on the fourth anniversary of the Offering all remaining Promotional Shares shall be released; and (b) notwithstanding the foregoing, all of the Promotional Shares shall be released from the Lock-In Agreement upon the occurrence of one of the following events: (i) the Offering is terminated and either no securities were sold in the offering or the proceeds received from investors from the sale of securities in the Offering have been returned to the investors; (ii) the Offering did not qualify for registration with the Utah Securities Division; (iii) the Company’s common stock is quoted on the OTC Bulletin Board (or any successor thereto having substantially the same eligibility and reporting requirements) and the bid price for such stock posted by non-affiliated market makers is equal to or greater than the $0.15 offering price for the Offering (as adjusted for stock splits, stock dividends etc.) for a period of 20 consecutive trading days; or (iv) the Company’s common stock should become a “Covered Security” as defined in Section 18(b)(1) of the Securities Act. If, during the time the Lock-In Agreement is in effect, the Company enters into any merger, reorganization, liquidation, dissolution or other transaction or proceeding with a person who is not a promoter of the Company that results in a distribution of the Company’s assets or securities, then: (a) all holders of the Company’s equity securities will initially share on a pro rata, per share basis in the distribution, in proportion to the amount of cash or other consideration that they paid per share for their equity securities (provided that the Utah Securities Division has accepted the value of the other consideration), until the shareholders who purchased the Company’s equity securities in the Offering (the “Public Shareholders”) have received, or have had irrevocably set aside for them, an amount that is equal to one hundred percent (100%) of the Offering price per share times the number of shares of equity securities they purchased in the Offering and which they still hold at the time of the distribution, as adjusted for stock splits, stock dividends recapitalizations and the like; (b) after such distribution, all holders of the Company’s equity securities will participate on an equal, per share basis times the number of shares of equity securities they held at the time of the distribution, adjusted for stock splits, stock dividends, recapitalizations and the like; and (c) a distribution may proceed on lesser terms and conditions than the terms and conditions stated above if a majority of the equity securities that are not held by promoters, or their associates or affiliates, vote, or consent by consent procedure to approve the lesser terms and conditions at a special meeting called for that specific purpose. If the Company enters into any merger, reorganization, liquidation, dissolution or other transaction or proceeding with a promoter that results in a distribution while this Agreement remains in effect, the Promotional Shares will remain subject to the terms of the Lock-In Agreement. At the time the Lock-In Agreement was executed, 1,300,000 of the Promotional Shares were owned jointly by Mathew Martindale and Amie Martindale. In January 2008, Mr. Martindale conveyed all his interest in such shares to Amie Martindale and the shares remained subject to the Lock-In Agreement.

The foregoing description of the Lock-In Agreement is summary in nature and is qualified by reference to the Lock-In Agreement, a copy of which has been filed as an exhibit to the Registration Statement.

17

Indemnification

Our articles of incorporation provide that our directors shall have no personal liability to our company or our stockholders for damages for breaches of their fiduciary duties as directors or officers, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of certain unlawful distributions. In addition, Section 78.037 of the Nevada corporation law, Article VI of our articles of incorporation, and Article VIII of our bylaws provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Principal Stockholders

The following table sets forth as of the date of this Prospectus the name, address and share holdings of each person who owns of record, or was known by us to own beneficially, 5% or more of our outstanding common stock, and the share holdings of each of our directors and officers and by our directors and officers as a group. As of the date of this Prospectus, there were 2,808,348 issued and outstanding shares of our common stock.

Title of Class	Beneficial Owner (1)	Amount	Percentage Ownership	Percentage Ownership Following Completion of Offering
				Maximum	Minimum
Principal Stockholders
Common Stock	Cambria Investment Fund, L.P. (2) 2321 Rosecrans Ave. Suite 4270 El Segundo, CA 90245	251,875	9.0%	6.4%	7.0%
Common Stock	Steven Timmins 471 Meadow House Lane Hoytsville, UT 84017	200,000	7.1%	5.3%	5.5%
Common Stock	Michael Vanderhoof(3) 6512 North SR 32 Peoa, UT 84061	558,348	19.9%	14.3%	15.1%
Officers and Directors
Common Stock	Amie Martindale	1,450,000	51.6%	38.1%	40.2%
Common Stock	Jason T. Haislip	700,000	24.9%	18.4%	19.4%
Common Stock	Duane J. Smith	0	-	-	-
Common Stock	All Executive Officers
	And Directors as a Group (Three Persons)	2,150,000	76.6%	56.5%	59.6%

_____________________

(1)             Except as otherwise noted, shares are owned beneficially and of record, and such record stockholder has sole voting, investment, and dispositive power over the shares indicated.

(2)             Includes 100,000 shares which may be acquired by Cambria Investment Fund at a price of $0.10 per share pursuant to presently exercisable common stock purchase warrants.

(3)              Includes 306,473 shares of which Mr. Vanderhoof is the record and beneficial owner, 151,875 shares and 100,000 common stock purchase warrants owned of record by Cambria Investment Fund, L.P., with respect to which Mr. Vanderhoof may be deemed to share investment and dispositive power as a result of his status as a manager of the general partner of Cambria Investment Fund, L.P.

18

Description of Capital Stock

We are authorized to issue 50,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. The following summary description is qualified by reference to the detailed provisions of our articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement in which this prospectus is included.

Common Stock

As of the date of this prospectus, we have 2,808,348 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders is able to elect the entire board of directors, and if they do so, minority stockholders would not be able to elect any members to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for stockholders’ meetings.

Our stockholders have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences.

The holders of our common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid any dividends in the past and do not anticipate that we will pay dividends on our common stock in the foreseeable future. In certain cases, common stockholders may not receive dividends, if and when declared by the board of directors, until we have satisfied our obligations to any preferred stockholders.

The board of directors has authority to authorize the offer and sale of additional securities without the vote of or notice to existing stockholders, and it is likely that additional securities will be issued to provide future financing. The issuance of additional securities could dilute the percentage interest and per share book value of existing stockholders, including persons purchasing common stock in this offering.

Preferred Stock

Under our articles of incorporation, our board of directors is authorized, without shareholder action, to issue preferred stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of any voluntary liquidation or dissolution of our company and voting rights, if any.

Future Sales of Securities

On December 30, 2007, all of the 2,808,348 issued and outstanding shares of the Company’s common stock will have been issued more than two years ago and will become eligible for sale pursuant to Rule 144 adopted under the Securities Act after we have been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act for at least 90 days, which will occur 90 days following the date of this Prospectus. As a result, commencing 90 days after the date of this Prospectus, non-affiliates will be able to sell their shares in any market which may develop for the Company’s common stock without limitation. For shareholders who are “affiliates” of the Company, which generally includes officers, directors and 10% or greater shareholders, Rule 144 generally requires that they not make any sales unless the Company is current in the filing of periodic reports with the SEC, that they file notices on Form 144 with respect to such sales, and that their public sales of restricted securities do not exceed the greater of 1% of the Company’s issued and outstanding shares of common stock or 1% of the average trading volume on a national exchange during the preceding four weeks. The possibility of sales under Rule 144 may, in the future, have a depressive effect on the price of the Company’s securities in any market which may develop. The 2,150,000 shares of the Company’s common stock held by Amie Martindale and Jason T. Haislip are also subject to the requirements of a Promotional Shares Lock-In Agreement with the Company and such persons are required to sell their shares in accordance with the requirements of such agreement until such time as it has terminated. (See ”Certain Relationships and Related Transactions: Promotional Shares Lock-In Agreement.”)

19

Plan of Distribution

We are offering up to 1,000,000 Shares at an offering price of $0.15 per Share. The offering is being conducted on a “best efforts, 800,000 Shares minimum, 1,000,000 Shares maximum” basis. The minimum purchase by any investor is 2,000 Shares, unless waived by us. There is no assurance that all or any of the Shares will be sold. Our officers and directors and their affiliates may purchase Shares in the offering and such purchases will count toward the sale of the minimum number of Shares. The offering will continue until the earlier of the date all offered Shares have been sold or three months from the date of this Prospectus (unless extended by us for one additional month). Proceeds from the sale of Shares will be deposited in a segregated escrow account maintained for this offering by Colonial Stock Transfer Co., Inc. as escrow agent for Castwell Precast Corporation, 66 Exchange Place, Suite 100, Salt Lake City, Utah 84111, until subscriptions for at least 800,000 Shares have been received. If we do not sell 800,000 Shares within three months of the date of this Prospectus (unless extended by us for one additional month), all proceeds received will be returned promptly to subscribers without paying interest or deducting any expenses of the offering. Subscribers will not have the use of their funds, will not earn interest on funds held in escrow and will not be able to obtain the return of funds placed in escrow until the offering period expires, which may be up to four months. The Shares are being offered through Jason T. Haislip, an officer and director of the Company, who will not receive any additional compensation for such activities. Mr. Haislip will be registered as the Company’s “issuer agent” with the Utah Securities Division. No broker-dealer is participating in this offering and no sales commissions will be paid to any person in connection with this offering.

In accordance with requirements imposed by the Utah Securities Division, each person subscribing for the purchase of Shares will be required to represent in his, her or its subscription agreement for the Shares that the dollar amount of such subscriber’s subscription does not exceed 10% of such subscriber’s net worth, excluding principal residence, furnishings and automobiles.

There is currently no trading market for our Shares and there can be no assurance that any trading market will develop in the future.

Where You Can Find Additional Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our stockholders unless requested by the individual stockholders.

Legal Matters

Certain legal matters with regard to the validity of the common stock to be sold in this offering has been passed upon for the company by Mark N. Schneider, A Professional Corporation.

Experts

The financial statements included in this prospectus have been audited by Madsen & Associates CPA’s, Inc., independent certified public accountants, to the extent and for the periods set forth in their report included in this prospectus, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

20

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements
Report of Independent Registered Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2006	F-3
Consolidated Statements of Income for the year ended December 31, 2006 and
for the period from inception (March 25, 2005) through December 31, 2005	F-4
Consolidated Statements of Stockholders’ Equity for the period from the date
of inception (March 25, 2005) to December 31, 2006	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2006 and for the
period from inception (March 25, 2005) through December 31, 2005	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Interim Consolidated Financial Statements
Consolidated Balance Sheets as of September 30, 2007 (unaudited) and December 31, 2006	F-10
Consolidated Statements of Operations for the nine months ended September 30, 2007
and 2006 (unaudited)	F-11
Consolidated Statements of Cash Flows for the nine months ended September 30, 2007
and 2006 (unaudited)	F-12
Notes to Consolidated Financial Statements	F-13

Madsen & Associates CPA’s, Inc.

684 East Vine Street. #3

Murray, Utah 84107

To Stockholders

Castwell Precast Corp. and Subsidiary

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Castwell Precast Corp. and Subsidiary as of December 31, 2006 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2006 and for the period from inception (March 25, 2005) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Castwell Precast Corp. and Subsidiary as of December 31, 2006 and the results of its operations and cash flows for the year ended December 31, 2006 and for the period from inception (March 25, 2005) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company does not have the necessary working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 5 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah

February 23, 2007

Castwell Precast Corp. and Subsidiary
Consolidated Balance Sheet

December 31,
ASSETS	2006
Current Assets:
Cash	$ 6,944
Accounts Receivable	12,770
Total Current Assets	19,714

Equipment	86,254
Less: Accumulated Depreciation	(21,042)
Total Equipment	65,212

Total Assets	$ 84,926

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$ -
Total Liabilities	-

Stockholders’ Equity
Preferred Stock - $.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	-
Common Stock - $.001 par value, 50,000,000 shares
authorized, 2,808,348 shares issued and outstanding	2,808
Additional Paid-in-Capital	152,027
Accumulated Deficit	(69,909)

Total Stockholders’ Equity	84,926

Total Liabilities and Members’ Equity	$ 84,926

See accompanying notes to the financial statements

Castwell Precast Corp. and Subsidiary
Consolidated Statements of Income
		From Inception
		(March 25, 2005)
		through
	December 31,	December
	2006	31, 2005

Revenues	$ 146,688	$ 79,449
Cost of Goods Sold	55,260	32,955
Gross Profit	91,428	46,494

Expenses:
General and Administrative (Note 4)	88,104	90,808
Marketing	-	7,877
Depreciation	12,024	9,018

Total Operating Expenses	100,128	107,703

Net (Loss)	$ (8,700)	$ (61,209)

Weighted Average Common Shares Outstanding	$ 2,808,348	$ 2,270,917
Basic and Diluted Loss per Common Share	(0.00)	(0.03)

See accompanying notes to the financial statements

Castwell Precast Corp. and Subsidiary
Consolidated Statements of Stockholders’ Equity

	Preferred	Preferred	Common	Common
	Stock	Stock	Stock	Stock	Paid-In	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Beginning Balances as of March 25, 2005	$ -	$ -	$ -	$ -	$ -	$ -	$ -

Common stock issued for contribution of assets. March 25, 2005.	-	-	1,300,000	1,300	52,700		54,000

Common stock issued for cash. March 25, 2005.	-	-	700,000	700	19,300		20,000

Common stock issued for cash. May 27, 2005.	-	-	200,000	200	19,800		20,000

Common stock issued for cash. June 14, 2005	-	-	30,000	30	2,970		3,000

Common stock issued for cash. July 11, 2005	-	-	150,000	150	14,850		15,000

Common stock issued for debt. December 30, 2005	-	-	428,348	428	42,407		42,835

Net (loss) for year ended December 31, 2005						(61,209)	(61,209)

Balances as of December 31, 2005	-	-	2,808,348	2,808	152,027	(61,209)	93,626

Net (loss) for year ended December 31, 2006						(8,700)	(8,700)

Balances as of December 31, 2006	-	-	2,808,348	2,808	152,027	(69,909)	84,926

See accompanying notes to financial statements.

Castwell Precast Corp. and Subsidiary
Consolidated Statements of Cash Flows
		From Inception
		(March 25, 2005)
		through
	December 31,	December 31,
	2006	2005
Cash Flows from Operating Activities:
Net (Loss)	$ (8,700)	$ (61,209)

Adjustments to reconcile net loss to net cash
Provided by operating activities:
Depreciation	12,024	9,018
Changes in current assets and liabilities:
Accounts receivable	(4,651)	(8,119)
Accounts payable	(4,513)	4,513

Net cash Used by Operating Activities	(5,840)	(55,797)

Cash flows from Investing Activities
Purchase of equipment	-	(4,419)

Net cash Used by Investing Activities	-	(4,419)

Cash Flows from Financing Activities:
Proceeds from issuance of note payable		15,000
Common stock issued for Cash	-	58,000

Net cash Provided by Financing Activities	-	73,000

Net (Decrease) Increase in Cash	(5,840)	12,784

Cash at Beginning of Period	12,784	-

Cash at End of Period	$ 6,944	$ 12,784

Cash paid for:

Interest	$ -	$ -
Taxes	-	-

Supplemental disclosure for non-cash Investing Activities:
Stock issued for contribution of fixed assets		54,000
Supplemental disclosure for non-cash Financing Activities:
Stock issued for debt	-	42,835

See accompanying notes to the financial statements

CASTWELL PRECAST CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 1 - ORGANIZATION AND OPERATIONS

Castwell Precast Corp. (the “Company”) was incorporated in Nevada on March 25, 2005. Since inception, the Company’s purpose has been to design, develop, and market precast concrete products.

On March 25, 2005, the Company formed Castwell Precast, Inc. to be operated as a subsidiary of the Company. As of December 31, 2006 and 2005, the Company owned 100% of the shares of issued and outstanding stock of Castwell Precast, Inc.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies applied in the preparation of the accompanying financial statements follows.

REVENUE RECOGNITION

The Company recognizes revenue upon delivery of its precast concrete products.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. As of December 31, 2006, the Company had a zero balance in the allowance for doubtful accounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has determined that the book value of the Company’s financial instruments at December 31, 2006 and 2005 approximates fair value.

USE OF ESTIMATES

In preparing the Company’s financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

DEPRECIATION

The Company’s fixed assets consist mainly of machinery and equipment used to produce concrete products it uses in its operations. The Company provides for depreciation of its equipment by the straight-line method, using an estimated useful life of 7 years. Depreciation expense for the year ended December 31, 2006 and for the period from inception (March 25, 2005) to December 31, 2005 was $12,024 and $9,018, respectively.

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

In accordance with SFAS No. 128, “Earnings per Share,” the basic earnings (loss) per common share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share is computed similarly to basic earnings (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of December 31, 2006 and 2005, the Company did not have any dilutive common stock equivalents.

INCOME TAXES

On December 31, 2006, the Company had a net operating loss available for carry forward of $69,909. The tax benefit of approximately $24,500 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful as the Company has been unable to establish a projection of operating profits for future years. The loss carryover will begin to expire in 2025.

RECENT ACCOUNTING PRONOUNCEMENTS

Management believes that the adoption of any new relevant accounting pronouncements will not have a material effect on the Company’s results of operations or its financial position.

NOTE 3 – STOCKHOLDERS’ EQUITY

During 2005, the Company issued 100,000 warrants in conjunction with debt. This debt was converted to stock in December 2005, and the warrants remain outstanding as of December 31, 2006. At the time the warrants and debt were issued, the warrants were valued using the black-scholes model, and the related value was not material to the financial statement presentation.

The Company has authorized 10,000,000 shares of preferred stock, par value $.001, and 50,000,000 shares of common stock, par value $.001. As of December 31, 2006 and 2005, the Company had no preferred stock outstanding and had 2,808,348 shares of common stock outstanding.

NOTE 4 – GENERAL & ADMINISTRATIVE EXPENSES

General and administrative expenses consist of the following for the time period March 25, 2005 through December 31, 2005:

Office	$6,407
Supplies	20,356
Insurance	3,000
Taxes/Licenses	3,418
Payroll	43,667
Rent	12,074
Utilities	1,886
$90,808

For the year ended December 31, 2006, general and administrative expenses consist of the following:

Office	$16,814
Supplies	14,558
Insurance	454
Taxes/Licenses	232
Payroll	36,067
Rent	18,000
Utilities	1,979
$88,104

NOTE 5 – GOING CONCERN

The Company incurred a net operating loss of $8,700 and $61,209 for the years ended December 31, 2006 and 2005, respectively. The Company does not have the working capital necessary for its future planned activity. The Company’s management believes they can obtain the necessary working capital needed for any future planned activity by receiving additional loans from officers, and by additional equity funding, which will enable the Company to operate for the coming year.

Castwell Precast Corp. and Subsidiary
Consolidated Balance Sheets

	Unaudited
	September 30,	December 31,
ASSETS	2007	2006
Current Assets:
Cash	$ 9,832	$ 6,944
Accounts Receivable	-	12,770
Total Current Assets	9,832	19,714

Equipment	87,036	86,254
Less: Accumulated Depreciation	(30,060)	(21,042)
Total Equipment	56,976	65,212

Total Assets	$ 66,808	$ 84,926

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$ 3,747	$ -
Total Liabilities	3,747	-

Stockholders’ Equity
Preferred Stock - $.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	-	-
Common Stock - $.001 par value, 50,000,000 shares
authorized, 2,808,348 shares issued and outstanding	2,808	2,808
Additional Paid-in-Capital	152,027	152,027
Accumulated Deficit	(91,774)	(69,909)

Total Stockholders’ Equity	63,061	84,926

Total Liabilities and Members’ Equity	$ 66,808	$ 84,926

See accompanying notes to the financial statements

Castwell Precast Corp. and Subsidiary
Consolidated Statements of Operations

	Unaudited
	9 months ended
	September 30,	September 30,
	2007	2006

Revenues	$ 118,316	$ 111,717
Cost of Goods Sold	58,989	40,951
Gross Profit	59,327	70,766

Expenses:
General and Administrative (Note 4)	71,674	82,337
Marketing	500	-
Depreciation	9,018	9,018

Total Operating Expenses	81,192	91,355

Net Income (Loss)	$ (21,865)	$ (20,589)

Weighted Average Common Shares Outstanding	2,808,348	2,808,348
Basic and Diluted Loss per Common Share	$ (0.01)	$ (0.01)

See accompanying notes to the financial statements

Castwell Precast Corp. and Subsidiary
Consolidated Statements of Cash Flows

	Unaudited
	9 months ended
	September 30,	September 30,
	2007	2006
Cash Flows from Operating Activities:
Net (Loss)	$ (21,865)	$ (20,589)

Adjustments to reconcile net loss to net cash
Provided be operating activities:
Depreciation	9,018	9,018
Changes in current assets and liabilities:
Accounts receivable	12,770	8,119
Accounts payable	3,747	(515)

Net cash Provided by (Used by) Operating Activities	3,670	(3,967)

Cash used in Investing Activities
Purchase of Equipment	(782)	-
Net cash from Investing Activities	(782)	-

Net cash from Financing Activities	-

Net (Decrease) Increase in Cash	2,888	(3,967)

Cash at Beginning of Period	6,944	12,784

Cash at End of Period	$ 9,832	$ 8,817

Cash paid for:

Interest	$ -
Taxes	-

Supplemental disclosure for non-cash Investing Activities:
Stock issued for contribution of fixed assets
Supplemental disclosure for non-cash Financing Activities:
Stock issued for debt	-

See accompanying notes to the financial statements

CASTWELL PRECAST CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

NOTE 1 - ORGANIZATION AND OPERATIONS

Castwell Precast Corp. (the “Company”) was incorporated in Nevada on March 25, 2005. Since inception, the Company’s purpose has been to design, develop, and market precast concrete products.

On March 25, 2005, the Company formed Castwell Precast, Inc. to be operated as a subsidiary of the Company. As of March 31, 2007 and 2006, the Company owned 100% of the shares of issued and outstanding stock of Castwell Precast, Inc.

The interim financial statements of Castwell Precast Corp. for the nine months ended September 30, 2007 and 2006 are unaudited. The financial statements are prepared in accordance with the requirements for unaudited interim periods, and consequently do not include all disclosures required to be in conformity with accounting principles generally accepted in the United States of America.

In the opinion of management, the accompanying financial statements contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company’s financial position as of September 30, 2007 and 2006 and the results of operations and cash flows for the nine months ended September 30, 2007 and 2006.

The results of operations for the nine months ended September 30, 2007 and 2006 are not necessarily indicative of the results for a full year period.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies applied in the preparation of the accompanying financial statements follows.

REVENUE RECOGNITION

The Company recognizes revenue upon delivery of its precast concrete products.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. As of September 30, 2007, the Company had a zero balance in the allowance for doubtful accounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has determined that the book value of the Company’s financial instruments at September, 2007 and 2006 approximates fair value.

USE OF ESTIMATES

In preparing the Company’s financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

DEPRECIATION

The Company’s fixed assets consist mainly of machinery and equipment used to produce concrete products it uses in its operations. The Company provides for depreciation of its equipment by the straight-line method, using an estimated useful life of 7 years. Depreciation expense for the nine month periods ended September 30, 2007 and 2006 was $9,018.

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

In accordance with SFAS No. 128, “Earnings per Share,” the basic earnings (loss) per common share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share is computed similarly to basic earnings (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of September 30, 2007 and 2006, the Company did not have any dilutive common stock equivalents.

INCOME TAXES

On September 30, 2007, the Company had a net operating loss available for carry forward of $91,774. The tax benefit of approximately $32,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful as the Company has been unable to establish a projection of operating profits for future years. The loss carryover will begin to expire in 2025.

RECENT ACCOUNTING PRONOUNCEMENTS

Management believes that the adoption of any new relevant accounting pronouncements will not have a material effect on the Company’s results of operations or its financial position.

NOTE 3 – STOCKHOLDERS’ EQUITY

During 2005, the Company issued 100,000 warrants in conjunction with debt. This debt was converted to stock in December 2005, and the warrants remain outstanding as of December 31, 2006. At the time the warrants and debt were issued, the warrants were valued using the black-scholes model, and the related value was not material to the financial statement presentation.

The Company has authorized 10,000,000 shares of preferred stock, par value $.001, and 50,000,000 shares of common stock, par value $.001. As of September 30, 2007 and 2006, the Company had no preferred stock outstanding and had 2,808,348 shares of common stock outstanding.

NOTE 4 – GENERAL & ADMINISTRATIVE EXPENSES

For the 9 months ended September 30, 2007, general and administrative expenses consist of the following:

Office	$8,473
Tools/Equipment	7,987
Fuel	4,404
Supplies	206
Insurance	1,627
Taxes/Licenses	889
Payroll	30,108
Professional	1,095
Rent	14,400
Utilities	2,485
$71,674

For the 9 months ended September 30, 2006, general and administrative expenses consist of the following:

Office	$9,669
Tools/Equipment	5,828
Fuel	4,946
Supplies	12,669
Insurance	183
Taxes/Licenses	594
Payroll	31,034
Professional	2,455
Rent	13,500
Utilities	1,459
$82,337

NOTE 5 – GOING CONCERN

The Company has incurred net operating losses of $91,774 as of September 30, 2007. The Company does not have the working capital necessary for its future planned activity. The Company’s management believes they can obtain the necessary working capital needed for any future planned activity by receiving additional loans from officers, and by additional equity funding, which will enable the Company to operate for the coming year.

No person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

1,000,000 Shares

Castwell Precast Corporation

Common Stock

Until _______, 2008 (90 days after the date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount
SEC registration fees	$ 5
Transfer agent’s and registrar’s fees and expenses	1,000
Proceeds Escrow expense	1,000
Accounting fees and expenses	3,500
Legal fees and expenses	27,000
Printing and engraving expenses	500
Blue sky fees and expenses	500
Miscellaneous	495
Total	$ 34,000

Item 14. Indemnification of Directors and Officers

Our articles of incorporation provide that our directors shall have no personal liability to our company or our stockholders for damages for breaches of their fiduciary duties as directors or officers, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of certain unlawful distributions. In addition, Section 78.037 of the Nevada corporation law, Article VI of our articles of incorporation, and Article VIII of our bylaws provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

Since our incorporation on March 25, 2005, we have issued and sold the following unregistered securities:

In connection with our organization in March 2005, we issued 2,000,000 shares of our common stock to two officers and founding stockholders in exchange for $20,000 in cash and assets with an agreed net value of $54,000. We subsequently issued 380,000 shares to three persons in private transactions during May through July 2005 and issued 428,348 shares to two creditors in connection with their conversion of $42,835 of outstanding debt to equity. The foregoing issuances and sales of common stock were effected in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. The registrant did not employ any general solicitation or advertising in connection with the transactions, each of the purchasers signed a customary investment representation letter, and the certificates for the shares were stamped with a restricted stock legend.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	SEC Reference Number	Title of Document	Location

3.1	3	Articles of Incorporation	Original Filing
3.2	3	Bylaws	Original Filing
5.1	5	Opinion and Consent of Mark N. Schneider, A Professional Corporation	Amendment No. 1
10.1	10	Warrant to Purchase Securities Between Castwell Precast Corporation and Cambria Investment Fund, LP dated November 14, 2005	Original Filing

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10.2	10	Proceeds Escrow Agreement between Castwell Precast Corporation and Colonial Stock Transfer dated as of December 7, 2007	Amendment No. 1
10.3	10	Promotional Shares Lock-In Agreement among Castwell Precast Corporation, Jason Haislip and Amie Martindale dated as of December 6, 2007	Amendment No. 1
23.1	23	Consent of Madsen & Associates CPA’s, Inc., Independent accountants	This Filing
23.2	23	Consent of Mark N. Schneider, A Professional Corporation	Amendment No. 1

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on January 22, 2008.

Castwell Precast Corporation

By:	/s/ Jason Haislip

Jason Haislip

President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Jason T. Haislip	President, Treasurer and Director (Principal Executive and Principal Financial and Accounting Officer)	January 22, 2008
Jason T. Haislip

/s/ Amie Martindale	Secretary and Director	January 22, 2008
Amie Martindale

/s/ Duane J. Smith	Vice President and Director	January 22, 2008
Duane J. Smith

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